Exhibit 99.1

Regency Energy Partners Announces Cash Distribution of 44.5 Cents
Per Outstanding Common Unit

DALLAS, April 26, 2011 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the first quarter ended March 31, 2011. The distribution will be paid on May 13, 2011 to unitholders of record at the close of business on May 6, 2011.  This distribution is equivalent to $1.78 per outstanding common unit and Series A Preferred Unit on an annual basis.

Regency will hold a quarterly conference call to discuss first-quarter 2011 results on Thursday, May 5, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

The dial-in number for the call is 1-866-788-0542 in the United States, or +1-857-350-1680 outside the United States, pass code 99047709. A live webcast of the call may be accessed on the investor relations page of Regency’s website at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 24958497. A replay of the broadcast will also be available on the Partnership’s Web site for 30 days.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Regency’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Regency’s distributions to foreign investors are subject to federal income tax withholding at a rate of 35 percent.

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:	Media Relations:
Lyndsay Hannah	Elizabeth Cornelius
Regency Energy Partners	HCK2 Partners
Manager, Communications & Public Relations
214-840-5477	972-716-0500 x26
ir@regencygas.com	elizabeth.cornelius@hck2.com